EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated May 8, 2017 (the “Schedule 13D”), with respect to the shares of common stock of Tempus Applied Solutions Holdings, Inc. is filed, and all amendments thereto will be filed, on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 8th day of May, 2017.

Johan Eliasch

By:	/s/ Johan Eliasch
Johan Eliasch

Santiago Business Co. International Ltd.

By:	Talbot Directors Limited Its director

By:	/s/ Guy Austin Wiltcher
	Name:	Guy Austin Wiltcher
	Title:	Director, Talbot Directors Limited